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COMPANY CONTACTS:                      INVESTOR RELATIONS CONTACTS:
IMPAX Laboratories, Inc.               Lippert/Heilshorn & Associates, Inc.
------------------------               ------------------------------------
Barry R. Edwards, CEO                  Kim Sutton Golodetz (kgolodetz@lhai.com)
(215) 933-0323 Ext. 4360               (212) 838-3777
Arthur A. Koch, Jr., CFO               Bruce Voss (bvoss@lhai.com)
(215)-933-0351                         (310) 691-7100
Larry Hsu, Ph.D., President            www.lhai.com
(510) 476-2000 Ext. 1111               ------------
www.impaxlabs.com
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                 IMPAX RECEIVES NOTICE OF DELISTING FROM NASDAQ


HAYWARD, CALIF. (AUGUST 5, 2005) - IMPAX LABORATORIES, INC. (NASDAQ NM: IPXLE) today announced that it has received notification from The Nasdaq Stock Market, Inc. that the Nasdaq Listing Qualification Panel has determined to delist IMPAX's common stock from The Nasdaq National Market, effective with the opening of business on Monday, August 8, 2005. As previously reported, IMPAX has been unable to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. IMPAX's failure to file these periodic reports violated Nasdaq Marketplace Rule 4310(c)(14), compliance with which is required for continued listing on Nasdaq.

The notification of delisting included provision for relisting IMPAX's common stock provided the Company becomes current in its filings within 90 days and demonstrates compliance with the listing requirements. Assuming it is able to meet this schedule, IMPAX believes this provision will expedite the relisting process.

IMPAX expects that quotations for its common stock will appear in the Pink Sheets(R) (formerly the National Daily Quotations Bureau), where subscribing dealers can submit bid and ask prices on a daily basis beginning Monday, August
8. The Company expects its trading symbol to revert to IPXL effective with the move to the Pink Sheets.

IMPAX remains committed to regaining compliance with all filing requirements and obtaining relisting of its common stock as soon as possible and continues to work diligently toward completing and filing its delinquent reports. As previously reported, IMPAX has submitted a request for advice to the Office of the Chief Accountant of the Securities and Exchange Commission ("OCA"), in the expectation that OCA's response will enable the Company to complete its financial statements and file its Form 10-K and its Form 10-Q reports. As of this date, however, IMPAX is unable to predict the date on which these reports will be filed.

IMPAX Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. IMPAX markets its generic products through its Global Pharmaceuticals division and intends to market its branded products through the IMPAX Pharmaceuticals division. Additionally, where strategically appropriate, IMPAX has developed marketing partnerships to fully leverage its technology platform. IMPAX Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward and Philadelphia facilities. For more information, please visit the Company's Web site at: www.impaxlabs.com.


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About Pink Sheets LLC:
Pink Sheets provides broker-dealers, issuers and investors with electronic and print products and information services designed to improve the transparency of the over-the-counter (OTC) markets. The products are designed to increase the efficiency of OTC markets, leading to greater liquidity and investor interest in OTC securities. Pink Sheets centralized information network is a source of competitive market maker quotations, historical prices and corporate information about OTC issues and issuers. Pink Sheets is neither an SEC-Registered Stock Exchange nor a NASD Broker/Dealer. Investors must contact a NASD Broker/Dealer to trade in a security quoted on the Pink Sheets. Pink Sheets LLC is a privately owned company headquartered in New York City. More information is available at http://www.pinksheets.com

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. In particular, the forward-looking statements include statements about IMPAX's common stock trading through the "pink sheets" and making required filings with the Securities and Exchange Commission and otherwise satisfying Nasdaq listing standards in order to regain the listing of its common stock. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Impax's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, possible adverse effects resulting from the delisting of Impax's stock, Impax's delay in filing its 2004 Form 10-K and its Form 10-Q for the first quarter of 2005, Impax's ability to obtain sufficient capital to fund its operations, the difficulty of predicting FDA filings and approvals, consumer acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, Impax's ability to successfully develop and commercialize pharmaceutical products, Impax's reliance on key strategic alliances, the uncertainty of patent litigation, the availability of raw materials, the regulatory environment, dependence on patent and other protection for innovative products, exposure to product liability claims, fluctuations in operating results and other risks detailed from time to time in Impax's filings with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

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